Exhibit 10.14

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of January 6, 2003, by and between Factory 2-U Stores, Inc. (the "Company"), a Delaware corporation, and Melvin Redman, who currently resides in Phoenix, Arizona ("Executive").

                               W I T N E S S E T H

     WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and Executive agree as follows:

     1. Term of  Employment.  Except  upon  earlier  termination  as provided in
Section 9 hereof, Executive's employment under this Agreement shall be for a one-year term commencing on the date of this Agreement (the "Effective Date") and terminating on January 6, 2004; provided, however, that at the scheduled end of the employment term, and on each anniversary of such date, the employment term shall automatically be extended for a one-year period unless the Company or the Executive gives notice to the other at least 90 days before an extension is to take effect that they do not desire the employment term to be extended. The term of employment, as so extended from time to time, is referred to in this Agreement as the "Employment Term."

     2. Positions.

     (a) Executive shall serve as Executive Vice President-Store Operations and Distribution of the Company. Executive shall report to the Chief Executive Officer of the Company ("CEO") and shall have such duties and authority, consistent with his position as Executive Vice President-Store Operations and Distribution of the Company, as shall be assigned to him from time to time by the CEO.

     (b) During the -Employment Term, Executive shall, without additional compensation, perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of the Company as the CEO may, from time to time, request. The Company and such subsidiaries and affiliates are hereinafter referred to, collectively, as the "Company" and, individually, as a "Constituent Corporation." For purposes of this Agreement, the term "Affiliate" shall have the meaning given in the Securities Exchange Act of 1934, as amended (the "Act").

     (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be permitted, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on not more than three corporate, civic or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors or similar body if such service would be inconsistent with his fiduciary responsibilities to any Constituent Corporation and in no event shall Executive serve on any such board or other body unless approved by the CEO, which approval shall not be unreasonably withheld. Executive's current service on the board of directors of Win-Holt Manufacturing Co., Inc. is hereby approved. Executive shall, within three months after the Effective Date, relocate his principal residence to a location not more than fifty (50) miles from the Company's executive offices in San Diego, California.

     3. Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary at the annual rate of not less than Five Hundred Thousand Dollars ($500,000). Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the CEO and may be increased, but not decreased, from time to time at the discretion of the CEO. The base salary, as determined as aforesaid from time to time, shall constitute "Base Salary" for purposes of this Agreement.

     4. Bonuses.

     (a) Not later than 30 days after Executive's entering into this Agreement, the Company shall pay to the Executive a signing bonus in the amount of $100,000.

     (b) Not later than 30 days after the Effective Date, Executive shall prepare and present to the CEO written financial, operational and other objectives (the "Performance Objectives") for the Company's fiscal year ending February 3, 2004. If such Performance Objectives are approved and accepted by the CEO, Executive's target bonus for such fiscal year shall be equal to 50% of Executive's annual Base Salary for such year. For each fiscal year during the Employment Term thereafter, Executive shall prepare and submit Performance Objectives to the CEO during the normal course of the Company's planning cycle and before the commencement of the new fiscal year. If such subsequent Performance Objectives are accepted and approved by the CEO, Executive's target bonus for such fiscal years shall be based on 50% of Executive's Base Salary in effect as of the start of such fiscal year. In the event of any disagreement between the CEO and Executive concerning the acceptance and approval of Performance Objectives, the CEO and Executive shall negotiate in good faith to attempt to resolve such differences. Annual bonuses shall be reduced pro rata for any fiscal year that is not a full year (based on the actual number of days of such year included in the Employment Term). Each annual bonus shall be paid no later than 30 days after the Company's audited financial statements with respect to the year for which the annual bonus is awarded are available. If the Performance Objectives accepted by the CEO are exceeded in any year, the annual bonus shall be increased by 1% of Base Salary for each 1% of excess, up to a maximum bonus of 100% of Base Salary for the achievement of 150% of the Performance Objectives. If the Performance Objectives accepted by the CEO are not met, the Executive shall not be entitled to any bonus.

     (c) To the extent that the Executive's bonus and base salary in any fiscal year is in excess of $1 million, payment of an amount equal to such excess shall be automatically deferred. Amounts deferred under this Paragraph 4(c) shall be credited annually with interest at the Company's borrowing rate and shall be paid to Executive (or to his estate, in the case of death) in a single lump sum three months following his termination of employment. Amounts deferred under this Paragraph 4(c) shall represent an unfunded, unsecured obligation of the Company. The Company will establish a "rabbi trust" reasonably acceptable to Executive and will fund its deferred compensation obligation to Executive by transferring to such rabbi trust, cash or other assets sufficient to satisfy such obligation.

     5. Equity Compensation.

     (a) Non-Qualified Stock Options. The Company will grant to Executive, pursuant to the Company's Second Amended and Restated 1997 Stock Option Plan
(the "Plan"), if approved by the stockholders at the Company's next annual meeting of stockholders or, if such approval is not obtained, by contract not subject to the Plan, nonqualified options entitling Executive to acquire a total of 125,000 shares of the Company's common stock at the closing market price of such common stock on the commencement date of the Employment Term. Subject to Executive's continued employment under this Agreement, such nonqualified stock options will vest in increments of 7,812.5 shares (each, a "Tranche") on each December, March, June and September 30 during the first four years of the Employment Term. The non-qualified options in each such Tranche shall be exercisable for a period of five years after the vesting of such Tranche. During any period of time after one year from the date of this Agreement that shares acquired upon exercise of such non-qualified options would not be saleable by Executive pursuant to Rule 144 under the Act or pursuant to an effective registration statement under the Act, the Company shall file with the Securities and Exchange Commission and maintain the effectiveness of a registration statement on Form S-8 (or such successor or replacement form as may be applicable) to permit Executive to resell shares of common stock acquired upon exercise of such non-qualified stock options. The terms of such nonqualified stock options will be more specifically set forth in a Stock Option Agreement substantially in the form attached as Exhibit A.

     (b) Restricted Stock. The Company will grant to Executive pursuant to the Plan, if approved by the stockholders at the Company's next annual meeting of stockholders or, if such approval is not obtained, by contract not subject to the Plan, one hundred twenty-five thousand (125,000) restricted shares of the Company's common stock (the "Restricted Stock") at a cost to Executive of One Thousand Two Hundred Fifty Dollars ($1,250).



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     (c) Vesting.  The Restricted  Stock shall vest in  installments as follows:
41,666.7 shares of Restricted Stock shall vest at such time as the closing market price of the Company's common stock equals or exceeds $10 per share for 20 consecutive trading days in any three-month period; an additional 41,666.7 shares of restricted common stock shall vest at such time as the closing market price of the Company's common stock equals or exceeds twenty dollars ($20) per share for 20 consecutive trading days in any three-month period; and the final 41,666.7 shares of the Company's common stock shall vest at such time as the closing market price of the Company's common stock equals or exceeds thirty dollars ($30) per share for 20 consecutive trading days in any three-month period. Executive's right to receive any shares of Restricted Stock that have not so vested prior to January 6, 2008 shall terminate and any such Restricted Stock shall be retained by the Company. Notwithstanding the foregoing, Executive shall not be entitled to sell any such vested shares of Restricted Stock until the expiration of two years from the Effective Date (the "Holding Period"). The terms of such Restricted Stock will be more specifically set forth in a Restricted Stock Agreement substantially in the form attached as Exhibit B.

     (d) Restrictions on Restricted Stock. Until Restricted Stock has vested and the Holding Period has expired, it may not be sold, transferred, assigned or pledged. Shares of Restricted Stock shall be evidenced by stock certificates bearing appropriate legends referring to the applicable terms, conditions and restrictions. Stock certificates representing the Restricted Stock will be registered in the name of Executive as of the date of this Agreement, but such certificates will be held by the Company until the shares vest and the Holding Period has expired, and Executive shall deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock. At such time as Restricted Stock vests, and the expiration of the Holding Period with regard to such vested shares of Restricted Stock, a certificate representing such shares (less any shares retained by the Company to satisfy Executive's tax withholding obligations) will be delivered to Executive as soon as practicable.

     (e) Dividends and Voting. From and after the date of issuance of the Restricted Stock, Executive will have, with respect to the Restricted Stock, all the rights of a holder of common stock, including the right to receive any dividends or distributions paid on the common stock and the right to vote the shares of Restricted Stock.

     (f) Income Tax. Executive shall be required to make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax liability arising with respect to the Restricted Stock. Such arrangements may be satisfied by either making a cash payment to the Company of the required amount or by having the Company retain Restricted Stock having a value equal to the amount of Executive's federal, state and local tax obligation from the shares of Restricted Stock otherwise deliverable to Executive upon the vesting of such Restricted Stock and expiration of the Holding Period. If Executive fails to satisfy the obligations in a time and manner satisfactory to the Company, the Company may withhold all required amounts from Executive's compensation or other amounts payable under this Agreement to satisfy such federal, state and local tax obligations. Executive shall be solely responsible for determining whether to make, and for making, any election under Section 83(b) of the Internal Revenue Code of 1986 (as amended) with respect to the Restricted Stock.

     (g) Effect and Other Benefits. Income recognized by Executive as the result of the grant or vesting of Restricted Stock, the expiration of the Holding Period or the receipt of dividends, unrestricted stock will not be included in any formula for calculating benefits under this Agreement or any benefit plan of the Company.

     6. Employment Benefits and Vacation.

     (a) During the Employment Term, Executive shall also be entitled to participate in all pension, retirement, savings, welfare and other pension and welfare employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive).

     (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such sick leave as is customarily provided by the Company for its senior executive employees.



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     7. Moving  Expenses.  The Company will reimburse  Executive on an after-tax basis for all reasonable expenses incurred by the Executive (i) for the relocation of his family to San Diego for the purpose of commencing Executive's employment pursuant to this Agreement, including one customary real estate commission, (ii) for interim living expenses in the San Diego area reasonably incurred to maintain Executive's normal standard of living for up to two years and (iii) for up to two trips to the San Diego area for Executive and Executive's spouse for the purpose of locating a residence. In the event that Executive's employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason, in each case within one year after the Effective Date, the Company will reimburse Executive for all reasonable expenses incurred by Executive in the relocation of his family to Phoenix, Arizona.

     8. Business Expenses; Vehicle Allowance.

     (a) Executive shall be reimbursed for the travel, entertainment and other business expenses incurred in the performance of his duties hereunder, in accordance with policies generally applicable to senior executives of the Company as in effect from time to time.

     (b) During the Employment Term, the Company shall provide a vehicle allowance to Executive in the amount of $750 per month.

     9. Termination.

     (a) The employment of Executive under this Agreement shall terminate on the expiration of the Employment Term and earlier upon the occurrence of any of the following events:

         (i) the death of Executive;

         (ii) the termination by the Company of Executive's employment due to Executive's Disability pursuant to Section 9(b) hereof;

         (iii) the termination by Executive of Executive's employment for Good Reason pursuant to Section 9(c) hereof;

         (iv) the termination by the Company of Executive's employment without Cause;

         (v) the termination by Executive of Executive's employment without Good Reason upon sixty (60) days prior written notice; or

         (vi) the termination by the Company of Executive's employment for Cause pursuant to Section 9(e) hereof.

     (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than three (3) months in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice.

     (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 9(d) hereof): (i) the material breach by the Company of any of its obligations to Executive under this Agreement; (ii) any material diminution of Executive's positions, duties or responsibilities hereunder, as of the Effective Date (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence and provided that a reduction in the size or number of the units reporting to Executive as a result of dispositions, shall not be a material diminution), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as the Executive Vice President-Store Operations and Distribution of the Company; (iii) removal of, or the nonreelection of, the Executive from his position as the Executive Vice President-Store Operations and Distribution of the Company; (iv) a relocation of the principal executive offices of the Company to a location more than seventy-five (75) miles from its current location in San Diego, California, or a relocation of Executive away from such principal executive office; (v) failure by the CEO and Executive to agree on Performance Objectives, after good faith negotiations, within 60 days after submission to the CEO by Executive; or (vi) any change in the Company's Certificate of Incorporation or Bylaws not approved by Executive that materially and adversely diminish Executive's rights to indemnification in his capacity as an officer or director of the Company.



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     (d) Notice of Termination of Good Reason.  A Notice of Termination for Good
Reason shall mean a notice that shall indicate the specific termination provision in Section 9(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

     (e) Cause. Subject to the notification provisions of Section 9(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company; (ii) the refusal of Executive to follow the proper written direction of the Board; provided, however, that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies in writing the entity or person giving the direction; (iii) Executive being convicted of a felony; (iv) the willful breach by Executive of any fiduciary duty owed by Executive to any Constituent Corporation which has a material adverse effect on the Company; or (v) Executive's material fraud with regard to any Constituent Corporation.

     (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 9(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement shall be deemed a Termination without Cause.

     10. Consequences of Termination of Employment.

     (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 8, which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of
(x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid if and when bonuses for such period are paid to the other executive officers of the Company; (iii) subject to Section 11 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; and (iv) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and as long as, they remain eligible for COBRA coverage, but in no event more than three (3) years.

     (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death; provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy maintained by the Company or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid.

     (c)  Termination by Executive for Good Reason or for Change in Control.  If
(i) Executive terminates his employment hereunder for Good Reason during the Employment Term; or (ii) a Change in Control occurs and within 180 days thereafter Executive terminates his employment for any reason, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death plus payment on a monthly basis of twelve (12) months of Base Salary in effect as of the start of the fiscal year in which such termination occurs, in accordance with usual Company payroll practices. In addition, in the event
Executive terminates his employment as a result of a Change of Control, Executive's non-qualified stock options shall immediately vest and become exercisable and Executive's Restricted Stock shall immediately vest.



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     (d) Termination With Cause or Voluntary Resignation Without Good Reason. If
Executive's  employment hereunder is terminated (i) by the Company for Cause; or
(ii) by Executive without Good Reason except within 180 days following a Change in Control, the Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus for such year, any unreimbursed business expenses payable pursuant to Section 8 and any other benefits subject to Section 10(a)(iii) hereof to which he is entitled by law. All other benefits (including, without limitation, rights to retain Restricted Stock and rights to exercise options) due Executive shall terminate upon such termination of employment.

     (e) Non Renewal by the Company or Termination by the Company Without Cause. If this Agreement is not renewed by the Company at the end of the Employment Term or Executive's employment is terminated by the Company without cause, Executive shall be entitled to receive the payment and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death plus payment on a monthly basis of twelve (12) months of Base Salary in effect as of the start of such fiscal year, in equal shares all in accordance with usual Company payroll practices, subject to the execution, delivery and non-revocation by the Executive of a general release of claims in favor of the Company and its officers, directors, shareholders and affiliates in a form reasonably acceptable to the Company and the Executive.

     (f) Parachute Payments. Notwithstanding the foregoing, the benefits provided to the Executive under Section 10(c) on account of a Change in Control shall be reduced if and to the extent that a nationally recognized firm of compensation consultants or auditors designated by the Company determines that such reduction will result in a greater net after-tax benefit to the Executive than the Executive would obtain in the absence of such reduction, taking into account any excise tax payable by the Executive under Internal Revenue Code
Section 4999. The allocation of the reduction required hereby among the benefits shall be determined by the Executive.

     11. No Mitigation: No Set-Off. In the event of any termination of employment under Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 10 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company or any affiliate thereof and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

     12. Change in Control. Subject to the provisions of Section 12(b) hereof, for purposes of this Agreement, the term "Change in Control" shall mean (a) any "person" (as defined in the Act) not an affiliate of the Company on the Effective Date becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this paragraph) whose election by the Board of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding
immediately   prior  thereto   continuing  to  represent  (either  by  remaining
outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

     13. Confidential Information, Non-Competition and Non-Solicitation of the Company.

     (a) (i) Executive acknowledges that, as a result of his employment hereunder, Executive will obtain secret and confidential information of the Company and the Company will suffer substantial damage, which would be difficult to ascertain and in an amount which would be difficult to compute, if Executive should use any of such confidential information and that because of the nature of the information that will be known to Executive, it is necessary for the Company to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

          (ii) Executive acknowledges that the retention of non-clerical employees of the Company, in which the Company has invested training and on which the Company depends for the operation of its business, is important to the businesses of the Company; Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company; and, therefore, it is necessary for the Company to be protected from Executive's Solicitation of such employees as set forth below.

          (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 13.

     (b) As used herein, "Competition" shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any other country where any Constituent Corporation does business) in a business that owns or operates off price apparel and housewares stores (or any other business in which any Constituent Corporation is then engaged); provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly-held company; or (ii) any activity engaged in with the prior written approval of the Board.

     (c) As used herein, "Solicitation" shall mean recruiting, soliciting or inducing any non-clerical employee of any Constituent Corporation to terminate his or her employment with, or otherwise cease his or her relationship with, such Constituent Corporation or hiring, or assisting another person or entity to hire, any non-clerical employee of any Constituent Corporation or any person who, within six (6) months before, had been a non-clerical employee of any Constituent Corporation, unless the employment of such person by a Constituent Corporation was terminated involuntarily and without cause.

     (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographical area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 13 shall be declared to be invalid or enforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section, which shall remain in full force and effect.

     (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its business, including any confidential information as to suppliers (i) obtained by Executive during his employment by the Company and (ii) not otherwise in the public domain. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other government or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company, and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the full extent, possible under applicable law.

     (f) Upon termination of his employment with the Company, or at any time the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, Executive or a third party) relating to the Company or any of its business or property which he may possess or have under his direction or control, other than his personal employment and personnel records.

     (g) During the Employment Term and for one (1) year thereafter, Executive will not enter into Competition with the Company; provided, however, that Executive's obligation under this sentence shall be suspended during any time when the Company is in breach of any payment obligation under Section 10(c) or 10(e) of this Agreement. Furthermore, in the event of any termination of Executive's employment for any reason whatsoever, whether by the Company or by the Executive and whether or not for Cause, Good Reason or expiration of the Employment Tem, the Executive will not engage in Solicitation for one (1) year thereafter.

     (h) Executive acknowledges that in the event of a breach of this Section 13, the Company will be caused irreparable injury and money damages may not be an adequate remedy. Consequently, Executive agrees that the Company shall be entitled to seek injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 13 enforced.

     14. Indemnification.

     (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of any Constituent Corporation or is or was serving at the request of any Constituent Corporation as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by applicable law against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by such company, and shall inure to the benefit of his heirs, executors and administrators.

     (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under this Agreement.

     (c) To the extent permitted by applicable law, Expenses incurred by Executive in connection with any Proceeding shall be paid in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

     (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

     (e) With respect to any Proceeding involving Executive:

         (i) The Company will be entitled to participate therein at its own expense; and

         (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, in which case Executive also shall have the right to participate and employ his own counsel in such action, suit or proceeding, but only at his own cost and expense, provided that the Company shall only be permitted to assume defense of a Proceeding if (l) the Proceeding could not result in imposition of criminal penalties against Executive and (2) the Company acknowledges that it is liable to indemnify Executive with respect to all Expenses with respect to such Proceedings, except as provided earlier in this sentence with regard to Executive's own counsel.

     (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty on Executive (except a penalty in respect of which Executive is fully indemnified hereunder) without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay consent to any proposed settlement.

     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 14 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreements, vote of stockholders or disinterested directors or otherwise.

     (h) The Company shall obtain officer and director liability insurance policies covering Executive in the same aggregate amount and under the same terms as are currently maintained by the Company for senior officers and directors and use commercially reasonable efforts to maintain such policies or replacement policies with substantially the same limits in effect during the term of Executive's employment by the Company.

     15. Miscellaneous.

     (a) Entire Arrangement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

     (b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     (c) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company, but only to another Constituent Corporation and only if such Constituent Corporation promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all obligations of the Company herein shall be the obligations of the assignee entity or acquiror, as the case may be, but the Company shall remain secondarily liable for the obligations hereunder.

     (d) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

     (e) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered in person; or (ii) two business days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the CEO of the Company or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

     (f) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement to Executive such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (g) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

     (h) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (i) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provisions of this Agreement.

     (j) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to take any action or make any payment to the extent such action or payment would be inconsistent with or violate the provisions of the Sarbanes-Oxley Act of 2002.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written,

                                  FACTORY 2-U STORES, INC.



                                  By: /s/ William R. Fields
                                      William R. Fields, Chief Executive Officer
                                      Address: 4000 Ruffin Road
                                               San Diego, California  92123-1866
                                      Telephone: (858) 627-1800
                                      Fax: (858) 637-4199




                                      /s/ Melvin C. Redman
                                      Melvin C. Redman
                                      Address: 6712 East Cheney Drive
                                               Paradise Valley, Arizona 85253
                                      Home Phone: (480) 948-2475
                                      Home Fax: (480) 443-3460
                                      Office Phone: (480) 634-6211
                                      Offix Fax: (480) 634-6215

                                                                       Exhibit A

                            FACTORY 2 -U STORES, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT

No. of Shares:  125,000                                    Date: January 6, 2003


     This is to confirm that Factory 2-U Stores, Inc. ("Factory 2-U") has granted Melvin Redman ("you") a nonqualified stock option under Factory 2-U's Second Amended and Restated 1997 Stock Option Plan (the "Plan") to purchase up to 125,000 shares (the "Option Shares") of common stock, par value $0.01 per share, of Factory 2-U, on the following principal terms:

     1. When Option can be Exercised. Subject to your continued employment under that certain Employment Agreement (the "Employment Agreement") between Factory 2-U and you of even date herewith, the Option will vest in increments with respect to 7,812.50 shares (each, a "Tranche") on each December, March, June and September 30 during the first four years of the Employment Term (as defined in the Employment Agreement). The Option with respect to each such Tranche shall be exercisable for a period of five years after the vesting of such Tranche. The Option may also terminate as described in Paragraph 4 or as described in the Plan. Under some circumstances described below or described in the Plan, the Option will become exercisable in full, even before the date stated in the first sentence to be the earliest date on which the Option may be exercised.

     2. Exercise Price. The price which must be paid for Option Shares if the Option is exercised will be $3.13 per share. However, that exercise price may be adjusted as provided in the Plan to take account of certain types of corporate actions, such as stock dividends, stock splits, share combinations, recapitalizations or reorganizations. The exercise price must be paid by certified check or by tendering shares of Factory 2-U common stock with a market value on the day those shares are tendered (based on the last reported sale price of Factory 2-U common stock on that day) equal to the exercise price.

     3. How to Exercise the Option. To exercise the Option, you must give a written notice of the exercise to Factory 2-U at its principal executive office, to the attention of its Secretary, accompanied by payment of the exercise price by certified check or by a tender of shares. A suggested form of notice of exercise is attached to this Agreement. The Option will be deemed exercised when Factory 2-U receives the notice of exercise accompanied by payment of the exercise price in cash or by tender of shares. A certificate for the number of shares as to which the Option is exercised will be sent to you as soon as practicable after the day on which the Option is exercised. That certificate may bear a legend stating that the shares represented by it have not been registered under the Securities Act of 1933, as amended, and may be sold or transferred only in a transaction which is registered under that Act or is exempt from the registration requirements of that Act.

     4. Termination under Some Circumstances. If you cease to be employed by Factory 2-U or a subsidiary:

     (a) if the reason your employment terminates is your death or total disability, the Option will expire at the end of the 12 month period following the day on which your employment terminates;

     (b) if the reason your employment terminates is your retirement after you reach the age of 65, your voluntary resignation with the consent of Factory 2-U (which Factory 2-U will be under no obligation to give) or the termination of your employment by Factory 2-U other than for Cause (as defined in the Employment Agreement), the Option will expire at the end of the three month period following the day on which your employment terminates; and

     (c) if your employment terminates other than for a reason described in subparagraph (a) or (b), the Option will expire on the day on which your employment terminates.

     5. Change of Control. In the event of a Change of Control, as defined in the Employment Agreement, the Options shall immediately vest and become exercisable.

     6. Prohibition against Assignments. During your lifetime, the Option may be exercised only by you, or by your guardian or legal representative, if you become unable to act. After your death, the Option may be exercised by the executor of your estate or your other personal representative, or by the persons to whom the right to exercise the Option has passed under your will or through the laws of descent and distribution. The Option may not be assigned, pledged or hypothecated in any way, may not be subject to execution by a creditor or any other person and may not be transferred other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option which is not specifically permitted by the Plan will be void.

     7. Not a Stockholder. You will have no rights as a stockholder of Factory 2-U because of the Option until you exercise the Option and receive shares as a result of the exercise.

     8. No Guarantee of Employment. The fact that you have been granted an Option will not give you any right to continue in the employ of Factory 2-U or a subsidiary, and will not interfere with or restrict any right Factory 2-U or a subsidiary may have to discharge you as an employee, or any right you have under an employment contract or otherwise to continue to be employed by Factory 2-U or a subsidiary.

     9. Compliance with Securities Laws. Factory 2-U's obligation to issue shares to you upon exercise of the Option is subject to the condition that the issuance of the shares will be in compliance with the Securities Act of 1933, as amended, and all other applicable laws and regulations, and that the stock you will be purchasing by exercising the Option will be authorized for listing on any securities exchange on which Factory 2-U's common stock may in the future be listed.

     10. Withholding of Taxes. If Factory 2-U is required to pay withholding tax because of your exercise of the Option, you may direct Factory 2-U to (i) withhold shares you purchase by exercising the Option or Restricted Shares granted pursuant to your Employment Agreement that have vested as of such time,
(ii) require you to pay Factory 2-U a sum equal to the sum Factory 2-U must withhold before Factory 2-U will issue stock to you as a result of your exercising the Option or (iii) deduct the sum which must be withheld from one or more installments of your compensation. If you fail to so direct Factory 2-U, Factory 2-U may elect any such alternatives. If you make an election under
Section 83(b) of the Internal Revenue Code in connection with your exercise of the Option, you must notify Factory 2-U of that fact.

     11. Plan Controls. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan will control. The Committee which administers the Plan will have authority to interpret the Plan and this Agreement.

     12. Stockholder Approval. Notwithstanding anything to the contrary herein, in the event that an amendment to the Plan has not been approved by the Company's stockholders at or before the Company's next annual meeting of stockholders, the Option granted hereby shall for all purposes be deemed to be a contractual nonqualified stock option with the same terms and conditions except that it shall not be deemed granted under or subject to the Plan.

     13. Amendments. The Board of Directors of Factory 2-U may at any time modify or amend the Plan. However, no modification or amendment of the Plan will affect your rights as the holder of this Option without your consent.

                                          FACTORY 2-U STORES, INC.



                                          By: /s/ William R. Fields
                                              William R. Fields
                                              Chairman & Chief Executive Officer








ACCEPTED:


/s/ Melvin Redman
Melvin Redman

                               NOTICE OF EXERCISE

Secretary
Factory 2-U Stores, Inc.
4000 Ruffin Road
San Diego, CA 92123

Dear Sir or Madam:

     This is to notify you that I am exercising the Option, dated January 6, 2003 granted to me under the Factory 2-U Stores, Inc. Second Amended and Restated 1997 Stock Option with regard to __________ shares of Common Stock. The exercise price specified in my Option Agreement is $3.13 per share.

     In order to pay the exercise price, I:

     enclose a certified check in the amount

     enclose certificates representing shares of Factory 2-U common stock with a fair market value on the date of this Notice (based upon the last reported sale price of Factory 2-U common stock on the date of this Notice) equal to the exercise price for all the shares as to which I am exercising this Option.



Dated: _______________                               Very truly yours,




                                                     (Print Name)


                                                     (Signature)


                                                     (Social Security Number)

                                                                       Exhibit B

                            FACTORY 2-U STORES, INC.

                           RESTRICTED STOCK AGREEMENT

                                                                 January 6, 2003





Melvin Redman
c/o Factory 2-U Stores, Inc.
4000 Ruffin Road
San Diego, California  92123-1866

Dear Mel:

     This letter sets forth the terms and conditions of the shares of restricted stock granted to you by Factory 2-U Stores, Inc. (the "Company"), in accordance with the provisions of its Second Amended and Restated 1997 Stock Option Plan (the "Plan"). You have been granted 125,000 restricted shares (the "Restricted Shares") of the Company's Common Stock ("Common Stock"). Your Restricted Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Compensation committee of the Board of Directors (the "Committee") and this letter. Any terms used in this letter and not defined have the meanings set forth in the Plan.

     1. Vesting of Restricted Shares

     (a) Unless they vest on an earlier date as provided in paragraphs 4 and 5 below, your Restricted Shares will vest in installments as follows, provided that you are an employee of the Company or its subsidiaries on each such date:
41,666.7 Restricted Shares shall vest at such time as the closing market price of the Common Stock equals or exceeds $10 per share for 20 consecutive trading days in any three-month period; an additional 41,666.7 Restricted Shares shall vest at such time as the closing market price of the Common Stock equals or exceeds twenty dollars ($20) per share for 20 consecutive trading days in any three-month period; and the final 41,666.7 Restricted Shares shall vest at such time as the closing market price of the Common Stock equals or exceeds thirty dollars ($30) per share for 20 consecutive trading days in any three-month period. Your right to receive any Restricted Shares that have not so vested prior to January 6, 2008 shall terminate and any such Restricted Shares shall be retained by the Company. Notwithstanding the foregoing, you shall not be entitled to sell any such vested Restricted Shares until the expiration of two years from the date hereof (the "Holding Period").

     (b) You must pay One Thousand Two Hundred Fifty Dollars ($1,250) to receive the Restricted Shares granted to you by this letter.

     2. Restrictions on the Restricted Shares

     Until Restricted Shares have vested and the Holding Period has expired, they may not be sold, transferred, assigned or pledged. Restricted Shares shall be evidenced by stock certificates bearing appropriate legends referring to the applicable terms, conditions and restrictions. Stock certificates representing the Restricted Shares will be registered in your name as of the date hereof, but such certificates will be held by the Company until the Restricted Shares vest and the Holding Period has expired, and you shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. At such time as Restricted Shares vest, and the expiration of the Holding Period with regard to such vested shares, a certificate representing such shares (less any shares retained by the Company to satisfy Executive's tax withholding obligations) will be delivered to Executive as soon as practicable.

     3. Dividends and Voting

     From the date of this letter, you will receive, with respect to your Restricted Shares, payments equal to the amount of dividends paid on Common Stock. Such payments will be paid directly to you at the same time dividends are paid with respect to all other shares of Common Stock. You will have the right to vote your Restricted Shares.

     4. Termination of Employment

     (a) General. If your employment terminates for any reason, any of your Restricted Shares which have not vested prior to your termination of employment will be forfeited.

     (b) Acceleration of Vesting. The Committee may, in its discretion, declare all or any portion of your Restricted Shares immediately vested or otherwise accelerate the vesting date of your Restricted Shares.

     (c) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

     5. Change of Control

     Notwithstanding the provisions of paragraph 1, upon the occurrence of a Change of Control (as defined in the Employment Agreement, dated as of January 6, 2003, between the Company and you), all of the Restricted Shares for which the price hurdles have previously been achieved will vest immediately and any contractual holding period shall be waived if you are an employee of the Company or its subsidiaries at such time.

     6. Income Tax Withholding

     You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local withholding tax liability arising with respect to the Restricted Shares. You can either make a cash payment to the Company of the required amount or, if you do not make a Section 83(b) election, you can elect to satisfy your withholding obligation by having the Company retain from your Restricted Shares Common Stock having a fair market value equal to the amount of your withholding obligation. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your Restricted Shares of Common Stock, salary or other amounts payable to you.

     Any election to have shares withheld must be made on or before the vesting date of your Restricted Shares. A copy of the withholding election form is attached.

     7. Adjustment in Certain Events

     In the event of specified changes in the Company's capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding awards. This letter will continue to apply to your awards as so adjusted.

     8. Effect on Other Benefits

     Income recognized by you as a result of the grant or vesting of Restricted Shares or the receipt of dividends on your Restricted Shares will not be included in the formula for calculating benefits under the Company's other benefit plans.

     9. Stockholder Approval

     Notwithstanding anything to the contrary herein, in the event that an amendment to the Plan has not been approved by the Company's stockholders at or before the Company's next annual meeting of stockholders, the Restricted Shares granted hereby shall for all purposes be deemed to be contractually granted Restricted Shares with the same terms and conditions except that they shall not be deemed granted or subject to the Plan.

                                    * * * * *

     If you have any questions regarding your grant of Restricted Shares or would like to obtain additional information about the Plan or its administration, please contact the Company's Secretary, Factory 2-U Stores, Inc., 4000 Ruffin Road, San Diego, CA 92123-1866, (telephone (858) 627-1800).
This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

                                             Very truly yours,

                                             FACTORY 2-U STORES, INC.



                                             /s/ William R. Fields
                                             William R. Fields
                                             Chairman & Chief Executive Officer




ACCEPTED:


/s/ Melvin Redman
Melvin Redman

                              WITHHOLDING ELECTION
                                RESTRICTED SHARES
                           GRANTED ON JANUARY 6, 2003

Instructions

     1. You can use this election form if you would like to have some of your Restricted Shares retained by the Company when they vest and used to satisfy your tax withholding obligations. If you do not file this election with the Company's Secretary on or before the date your Restricted Shares vest, you must pay the Company the amount of your federal, state and local tax withholding obligation with respect to such Restricted Shares by cash or check at the time you recognize income with respect to such shares, or you must make other arrangements with the Company to satisfy this obligation.

     2. DO NOT FILE THIS FORM IF YOU HAVE MADE AN ELECTION WITH RESPECT TO THESE SHARES UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE.

     3. If you would like to have some of your shares used to satisfy tax withholding obligations, you should file this Withholding Election on or before the date your Restricted Shares vest.

     4. You may amend this election at any time by filing a subsequently dated Withholding Election form with the Company's Secretary. Copies of this form may be obtained from the Company's Secretary.

     5. Please call the Company's Secretary if you have questions about this Withholding Election form.

                              WITHHOLDING ELECTION
                  RESTRICTED SHARES GRANTED ON JANUARY 6, 2003

     I hereby elect to have Factory 2-U Stores, Inc. retain a number of shares of Common Stock from the award granted to me under the Second Amended and Restated 1997 Stock Option Plan equal to the number of shares necessary to satisfy the Company's federal, state and local tax withholding obligation with respect to the vesting of such Shares.


                                               Signature


                                               Name (Print or Type)


                                               Date